Exhibit 10.1
Execution Version

Published CUSIP Number: 09251QAC3
Revolving Credit CUSIP Number: 09251QAD1

$2,500,000,000

FIVE-YEAR REVOLVING CREDIT AGREEMENT

dated as of August 22, 2007,

by and among

BLACKROCK, INC.,

as Borrower,

the Lenders referred to herein,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender,

and

SUMITOMO MITSUI BANKING CORPORATION,
as Japanese Yen Lender

WACHOVIA CAPITAL MARKETS, LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Book Managers,

CITIBANK, N.A.,

as Syndication Agent,

and

HSBC BANK USA, N.A., JPMORGAN CHASE BANK, N.A., and MORGAN STANLEY BANK,
as Documentation Agents

i

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Japanese Yen Note
Exhibit A-3	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption

SCHEDULES

Schedule 1.1	-	Mandatory Cost Rate
Schedule 6.1(f)	-	ERISA Plans
Schedule 6.1(k)	-	Litigation
Schedule 10.1	-	Existing Liens

CREDIT AGREEMENT, dated as of August 22, 2007, by and among BlackRock, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1        Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Act” has the meaning assigned thereto in Section 13.21.

“Administrative Agent” means Wachovia, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.

“Administrative Agent’s Correspondent” means Wachovia Bank, National Association, London Branch, or any other financial institution designated by the Administrative Agent and reasonably satisfactory to the Borrower to act as its correspondent hereunder with respect to the distribution and payment of Alternative Currency Loans.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than, with respect to the Borrower, a Subsidiary or Excluded Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt neither of the Existing Shareholders shall be treated as an Affiliate of the Borrower on the basis of its beneficial ownership of Capital Stock of the Borrower so long as such Existing Shareholder is subject to a stockholders agreement with the Borrower on substantially the same terms as the stockholders agreement to which it is a party as of the date of this Agreement.

“Agreement” means this Five-Year Revolving Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be increased, reduced or otherwise modified at any time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be Two Billion Five Hundred Million Dollars ($2,500,000,000.00).

“Alternative Currency” means all Permitted Currencies other than the Dollar.

“Alternative Currency Amount” means with respect to each Revolving Credit Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of such Alternative Currency which is equivalent to the principal amount in Dollars of such Loan at the most favorable spot exchange rate for the Borrower as determined by the Administrative Agent’s Correspondent to be available to it at approximately 11:00 a.m. (time of the Administrative Agent’s Correspondent) two (2) Business Days before such Loan is made or continued (or to be made or continued).  When used with respect to any other sum expressed in Dollars, “Alternative Currency Amount” shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate for the Borrower as determined by the Administrative Agent’s Correspondent to be available to it at the time of determination.

“Alternative Currency Loan” means any Revolving Credit Loan denominated in an Alternative Currency and “Alternative Currency Loans” means all such Alternative Currency Loans collectively.

“Alternative Ratings Source” means either Moody’s or a comparable rating agency in either case that publishes a rating of the Borrower’s counterparty risk or similar rating and which is mutually acceptable to the Borrower and the Administrative Agent.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” means, for purposes of calculating (a) the applicable percentage for each of the Base Rate, the Japanese Base Rate, the LIBOR Market Index Rate and the LIBOR Rate for purposes of Section 4.1(a) (provided, that with respect to each LIBOR Rate Loan denominated in an Alternative Currency, the Applicable Percentage shall include the Mandatory Cost Rate), (b) the commitment fee for purposes of Section 4.3(a) and (c) the utilization fee for purposes of Section 4.3(b), the corresponding rate set forth below for the applicable Debt Rating, as follows:

	Debt	Applicable Percentage Per Annum
Level	Rating	LIBOR Rate/ LIBOR Market Index Rate	Base Rate/ Japanese Base Rate	Commitment Fee	Utilization Fee
I	> AA-	0.150%	0.000%	0.040%	0.025%
II	> A+	0.175%	0.000%	0.040%	0.025%
III	> A	0.200%	0.000%	0.050%	0.050%
IV	> A-	0.250%	0.000%	0.060%	0.050%
V	≤ BBB+	0.300%	0.000%	0.080%	0.050%

provided, that if S&P or any Alternative Ratings Source, as applicable, shall not have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such Debt Rating shall be deemed to be Level V.  In the event that the Debt Ratings publicly announced by S&P listed above and any corresponding Debt Rating of any Alternative Ratings Source previously agreed to by the Borrower and the Administrative Agent, if any, differ by (a) one Level, the Applicable Percentage shall be that Level which corresponds to the Debt Rating which is the higher of such announced Debt Ratings, and (b) two or more Levels, the Applicable Percentage shall be that Level which corresponds to the Debt Rating which is one rating immediately above the lowest of such announced Debt Ratings.  Any change in the Applicable Percentage shall be effective (a) as to any increase in the Debt Rating, as of the Business Day on which the increase in the applicable Debt Rating is announced or is made publicly available, and (b) as to any decrease in the applicable Debt Rating, as of the Business Day on which the decrease in the applicable Debt Rating is announced or is made publicly available.  If the rating systems of S&P or any other such Alternative Ratings Source shall change, or if all of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the Debt Rating most recently in effect prior to such change or cessation.

 “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, and New York, New York, are open for the conduct of their commercial banking business and:

(a)           if such day relates to any interest rate settings as to any LIBOR Rate Loan denominated in Dollars, any funding, disbursements, settlements and payments in Dollars in respect of any LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)           if such day relates to any interest rate settings as to any LIBOR Rate Loan denominated in euro, any fundings, disbursements, settlements and payments in euro in respect of any such LIBOR Rate Loan, or any other dealings in euro to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to any LIBOR Rate Loan denominated in a currency other than Dollars or euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;

(d)           if such day relates to any interest rate settings as to any Japanese Yen Loan, any fundings, disbursements, settlements and payments in Japanese Yen in respect of any such Japanese Yen Loan, or any other dealings in Japanese Yen to be carried out pursuant to this Agreement in respect of any such Japanese Yen Loan, means any day on which banks are open for business in Tokyo, Japan; and

(e)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or euro in respect of a LIBOR Rate Loan, or any other dealings in any currency other than Dollars or euro to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) in the case of any other Person, any similar ownership interests and (f) with respect to the foregoing items (a) through (e), any and all warrants or options to purchase any of the foregoing.

“Change in Control” means (a) an event or series of events by which (i) any Person or group of Persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the Existing Shareholders shall obtain ownership or control in one or more series of transactions involving the Capital Stock of the Borrower representing more than fifty percent (50%) of Capital Stock of the Borrower ordinarily entitled to vote in the election of members of the board of directors of the Borrower or (ii) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $100,000,000 any “change in control” or a similar triggering event under a provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein for cash or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of Directors of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to each of the Lenders in their sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Commitment” means (a) as to any Lender, the obligation of such Lender to make Loans (including, without limitation, to participate in Japanese Yen Loans and Swingline Loans) and to issue or participate in Letters of Credit for the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans (including, without limitation, to participate in Japanese Yen Loans and Swingline Loans) and to issue or participate in Letters of Credit for the account of the Borrower hereunder, as such amount may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with, except as otherwise set forth herein, applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries (other than Excluded Subsidiaries) in accordance with GAAP:  (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary, unusual or otherwise non-recurring charges and losses (including from discontinued operations), (v) expenses under the Borrower’s and its Subsidiaries’ retention and incentive plans or otherwise that are  actually, directly or indirectly, funded by any of the Existing Shareholders, (vi) compensation and professional fees incurred in connection with the SSR Acquisition and (vii) professional fees incurred in such period relating to the Merrill Lynch Investment Managers Transactions, less (c) extraordinary, unusual or otherwise non-recurring gains (including from discontinued operations) ; provided, that Consolidated EBITDA attributable to the Merrill Lynch Investment Managers Transactions shall be deemed to be equal to $284,000,000 for the fiscal quarter ended September 30, 2006.  For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Borrower and the Administrative Agent, to include, as of the first day of any applicable period, any acquisition closed during such period, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any acquisition closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Interest Rate Contracts) of the Borrower and its Subsidiaries (other than Excluded Subsidiaries), all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) for such period, including the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such

Person or any of its Subsidiaries except to the extent included pursuant to clauses (a) and (b) below, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (b) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period and (b) the net income (if positive) of any Material Subsidiary that is a Domestic Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not during the entirety of any such period of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries (other than Excluded Subsidiaries) on a Consolidated basis without duplication, the sum of the following calculated, and only to the extent set forth on their consolidated balance sheet as a liability, in accordance with GAAP:

(a)           all indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements to the extent the foregoing are characterized as indebtedness in accordance with GAAP), except trade payables arising in the ordinary course of business;

(c)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all Consolidated Total Funded Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

(e)           all obligations of any such Person to redeem, repurchase, exchange or defease, with cash, any Capital Stock of such Person;

(f)           all Guaranty Obligations of any such Person; and

(g)           amounts advanced or otherwise paid (without duplication) to the Borrower or any of its Material Subsidiaries in connection with any Permitted Securitization;

less, the aggregate amount of “Consolidated Total Funded Indebtedness” described in clauses (a) through (g) above of any Material Subsidiary that is a Domestic Subsidiary whose net income is excluded from the calculation of “Consolidated Net Income” of the Borrower and its Subsidiaries during any applicable period of determination pursuant to clause (b) of the definition of “Consolidated Net Income”;

less the Unrestricted Cash as reflected on the Consolidated balance sheet of the Borrower (determined in accordance with GAAP) as of the last day of any applicable period of determination.

For all purposes hereof, the Consolidated Total Funded Indebtedness of any Person shall include the Consolidated Total Funded Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Consolidated Total Funded Indebtedness is expressly made non-recourse to such Person or such Person’s sole material asset is its interest in such partnership or joint venture.  For the avoidance of doubt, Consolidated Total Funded Indebtedness shall not include any obligations or liabilities arising under or in connection with any annuities, insurance policies, insurance contracts or any other similar agreements.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility, the Japanese Yen Facility and the L/C Facility.

“Debt Rating” means, as of any date of determination, either the Borrower’s counterparty credit rating as determined by S&P or any comparable rating as determined by any Alternative Ratings Source.

“Default” means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition required by Section 11.1, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations, participations in Japanese Yen Loans or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollar Amount” means (a) with respect to each Revolving Credit Loan made or continued (or to be made or continued), or Letter of Credit issued or extended (or to be issued or extended), in Dollars, the principal or face amount, as applicable, thereof, (b) with respect to each Revolving Credit Loan made or continued (or to be made or continued) or Letter of Credit issued or extended (or to be issued or extended) in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Revolving Credit Loan, or face amount of such Letter of Credit, as applicable, at the most favorable spot exchange rate for the Borrower as determined by the Administrative Agent at approximately 11:00 a.m. (the time of the Administrative Agent's Correspondent) two (2) Business

Days before such Loan is made or continued (or to be made or continued) or Letter of Credit is issued or extended (or to be issued or extended) and (c) with respect to each Japanese Yen Loan made or continued (or to be made or continued), the amount of Dollars which is equivalent to the principal amount of such Japanese Yen Loan at the most favorable spot exchange rate for the Borrower as determined by the Japanese Yen Lender at approximately 11:00 a.m. (Tokyo time) one (1) Business Day before such Japanese Yen Loan is made or continued (or to be made or continued).  When used with respect to any other sum expressed in an Alternative Currency, “Dollar Amount” shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency at the most favorable spot exchange rate for the Borrower as determined by the Administrative Agent or Japanese Yen Lender, as applicable, to be available to it at the relevant time.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Swingline Lender and the Issuing Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is established or maintained by the Borrower or any Subsidiary or (b) with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, has at any time within the preceding six (6) years been established or maintained by the Borrower, any Subsidiary or any current or former ERISA Affiliate.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the Council of European Union for the introduction of, change over to or operation of the euro.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“euro” means the single currency to which the Participating Member States of the European Union have converted.

 “Eurodollar Reserve Percentage” means, for any day, with respect to any LIBOR Rate Loan denominated in Dollars, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition required by Section 11.1, has been satisfied.

“Excluded Subsidiary” shall mean (i) any investment fund or other investment vehicle which the Borrower or any of its Affiliates participates in as an investor (including for warehousing, seeding or other purposes), or acts for as a managing member, adviser, manager, co-manager or any comparable position, or any entity intended to be or becoming any of the foregoing (any such entity, an “Investment Fund”), (ii) any entity in which the Borrower or any of its Affiliates invests excess cash and which is not intended to be or become an operating subsidiary (any such entity, an “Investment Entity”), (iii) any Subsidiary of such Investment Fund or Investment Entity and (iv) any entity whose primary purpose is to acquire investments of any nature whatsoever pending their transfer to an Investment Fund.  For the avoidance of doubt, each Excluded Subsidiary shall not be subject to any of the covenants contained in Article X hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income or net profits (however denominated), and franchise taxes imposed on it (in lieu of income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.14(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.13(e) other than due to a change in law as provided in Section 4.13(e).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 19, 2006, by and among the Borrower, the lenders party thereto and Wachovia Bank, National Association as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Shareholders” means The PNC Financial Services Group, Inc., Merrill Lynch & Co., Inc. and their respective Affiliates.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Commitment Percentage of the Japanese Yen Loans then outstanding and (iv) such Lender’s Commitment Percentage of the Swingline Loans then outstanding, or (b) the making of  or participation in any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the separate fee letter agreement executed by the Borrower and the Administrative Agent and/or certain of its affiliates dated August 2, 2007.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise of any such Person entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)           all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements to the extent the foregoing are characterized as indebtedness in accordance with GAAP), except trade payables arising in the ordinary course of business;

(c)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

(e)           all Guaranty Obligations of any such Person;

(f)           all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, other than such letters of credit, acceptances or similar extensions of credit that (i) do not support obligations for borrowed money and (ii) are not drawn upon (or, if drawn upon, are reimbursed within five (5) Business Days following payment thereof);

(g)           all obligations of any such Person to redeem, repurchase, exchange or defease, with cash, any Capital Stock of such Person; and

(h)           all Net Hedging Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Person’s sole material asset is its interest in such partnership or joint venture.  For the avoidance of doubt, Indebtedness shall not include any obligations or liabilities arising under or in connection with any annuities, insurance policies, insurance contracts or any other similar agreements.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned thereto in Section 13.3(b).

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wachovia, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“Japanese Base Rate” means, for any day, a rate per annum equal to the Japanese Prime Rate for such day.  Each change in the Japanese Base Rate shall become effective automatically as of the opening of business on the date of such change in the Japanese Base Rate, without prior written notice to the Borrower or the Lenders.

“Japanese Base Rate Loan” means any Japanese Yen Loan which bears interest at a rate determined by reference to the Japanese Base Rate.

“Japanese Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced by the Japanese Yen Lender from time to time as its “short prime rate” in Japan (it being understood that the same shall not necessarily be the best rate offered by the Japanese Yen Lender to customers).

“Japanese Yen” means, at any time of determination, the then official currency of Japan.

“Japanese Yen Amount” means, with respect to each Japanese Yen Loan made or continued (or to be made or continued) in Japanese Yen, the amount of such Japanese Yen which is equivalent to the principal amount in Dollars of such Japanese Yen Loan at the most favorable spot exchange rate for the Borrower as determined by the Japanese Yen Lender to be available to it at approximately 11:00 a.m. (Tokyo time) two (2) Business Days before such Loan is made or continued (or to be made or continued).  When used with respect to any other sum expressed in Dollars, “Japanese Yen Amount” shall mean the amount of such Japanese Yen which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate for the Borrower as determined by the Japanese Yen Lender to be available to it at the relevant time.

“Japanese Yen Commitment” means the lesser of (a) Fifty Million Dollars ($50,000,000) and (b) the Aggregate Commitment.

“Japanese Yen Facility” means the Japanese Yen facility established pursuant to Section 2.2.

“Japanese Yen Lender” means Sumitomo Mitsui Banking Corporation, in its capacity as Japanese Yen Lender hereunder, or successor thereto in accordance with Section 12.9.

“Japanese Yen Loan” means any revolving credit loan made by the Japanese Yen Lender to the Borrower pursuant to Section 2.2 and “Japanese Yen Loans” means all such Japanese Yen Loans, collectively, as the context requires.

“Japanese Yen Note” means a promissory note made by the Borrower in favor of the Japanese Yen Lender evidencing the Japanese Yen Loans made by the Japanese Yen Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extension thereof, in whole or in part.

“L/C Commitment” means the lesser of (a) $250,000,000 and (b) the Aggregate Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Japanese Yen Lender, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” has the meaning assigned thereto in Section 3.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars or the applicable Alternative Currency in minimum amounts of at least $5,000,000 or the applicable Alternative Currency Amount for a period equal to the applicable Interest Period which appears on the Reuters Page LIBOR01, or its successor page, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Page LIBOR01, or its successor page, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 or the applicable Alternative Currency Amount would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Market Index Rate” means for any day, the rate for one (1) month U.S. Dollar deposits as reported on Reuters Page LIBOR01, or its successor page, as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

“LIBOR Rate” means:

(a) with respect to any LIBOR Rate Loan denominated in Dollars, a rate per annum (rounded to the nearest 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

and

(b) with respect to any LIBOR Rate Loan denominated in an Alternative Currency, a rate per annum (rounded to the nearest 1/100th of 1%) equal to LIBOR:

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance in the nature of security of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note and, subject to Section 13.22, the Letter of Credit Applications, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans, the Japanese Yen Loans and the Swingline Loans and “Loan” means any of such Loans.

“Mandatory Cost Rate” means the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.1 hereto.

“Material Adverse Effect”  means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the ability of the Borrower to perform its obligations under the Loan Documents.

“Material Subsidiary” means any Subsidiary of the Borrower that, as of any date of determination, either (a) accounts for ten percent (10%) or more of the revenue of the Borrower on a Consolidated basis or (b) owns assets with a fair market value in excess of ten percent (10%) of the total assets of the Borrower on a Consolidated basis, in each case as determined by reference to the Borrower’s most recently completed annual audited financial statements and on a consistent basis with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended.

“Maturity Date” means the earliest to occur of (a) August 22, 2012, (b) the date of termination by the Borrower pursuant to Section 2.6, or (c) the date of termination pursuant to Section 11.2(a).

“Merrill Lynch Investment Managers Transactions” means (i) the transactions contemplated by the Merrill Lynch Merger Agreement and (ii) the related restructuring of the capitalization and alignment of the direct and indirect Subsidiaries of the Borrower.

“Merrill Lynch Merger Agreement” means the Transaction Agreement and Plan of Merger, dated as of February 15, 2006, by and among BlackRock, Inc. (formerly known as New Boise, Inc.), BlackRock Merger Sub., Inc. (formerly known as Boise Merger Sub, Inc), BlackRock Holdco 2, Inc. (formerly known as BlackRock, Inc.) and Merrill Lynch & Co., Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Hedging Obligations” means, as of any date, in respect of any Hedging Agreement, the Termination Value of any such Hedging Agreement on such date.

“Notes” means the collective reference to the Revolving Credit Notes, the Japanese Yen Note and the Swingline Note.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.4(e).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.4(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.5(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, the head of business finance or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 13.10(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower or any of its current or former ERISA Affiliates.

“Permitted Currency” means (a) Dollars, (b) Japanese Yen, (c) Pounds Sterling, (d) euros, and (e) any other currency agreed upon by the Borrower, the Administrative Agent and all of the Lenders.

“Permitted Liens” means the Liens permitted pursuant to Section 10.1.

“Permitted Securitization” shall mean any sales or other transfers from time to time by the Borrower or its Material Subsidiaries of all or any portion of its receivables in one or more securitization transactions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pounds Sterling” means, at any time of determination, the then official currency of the United Kingdom of Great Britain and Northern Ireland.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Register” has the meaning assigned thereto in Section 13.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Lenders who hold in aggregate more than fifty percent (50%) of the Aggregate Commitment or, if the Credit Facility has been terminated pursuant to Section 11.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit (with the aggregate amount of each Lender’s risk participation in Japanese Yen Loans, Swingline Loans and L/C Obligations being deemed to be “held” by such Lender for the purposes of this definition); provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, head of business finance or treasurer of the Borrower or any other officer of the Borrower proposed by the Borrower and reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Lender” means any Lender with a Commitment to make Revolving Credit Loans hereunder.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, or (iv) a person or entity resident in or determined to be resident in a country that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at or through http://www.ustreas.gov/offices/enforcement/ofac/.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SSR Acquisition” means the transactions contemplated by the Stock Purchase Agreement, dated as of August 25, 2004, among MetLife, Inc., Metropolitan Life Insurance Company, SSRM Holdings, Inc., BlackRock, Inc. and BlackRock Financial Management, Inc.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled, directly or indirectly, by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency); provided, however, that a Subsidiary shall not include any Excluded Subsidiary.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Swingline Commitment” means the lesser of (a) $250,000,000 and (b) the Aggregate Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.3.

“Swingline Lender” means Wachovia in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.3, and “Swingline Loans” means all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 12.6 (solely to the extent any successor Administrative Agent does not agree to assume the duties and responsibilities of the Swingline Lender herein) and (b) the Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“TARGET” shall mean Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement and approved by the Borrower (such approval not to be unreasonably withheld or delayed)).

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“United States” means the United States of America.

“Unrestricted Cash” means all cash of the Borrower and its Subsidiaries that are Domestic Subsidiaries (i) that is not subject to a Lien (other than banker’s or similar liens) or (ii) the use of such cash by the Borrower or any such Subsidiary is not restricted by Applicable Law.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

SECTION 1.2       Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3      Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.4      Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5      References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6      Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7      Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum stated amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

SECTION 1.8      Effectiveness of Euro Provisions.  With respect to any state (or the currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of Sections 4.1(f), 4.8(b), 4.8(c), 4.8(d) and 4.15 shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

SECTION 1.9      Amount of Obligations.  Unless otherwise specified, for purposes of this Agreement, any determination of the amount of any outstanding Revolving Credit Loans, Japanese Yen Loans, Swingline Loans, L/C Obligations or other Obligations shall be based upon the Dollar Amount of such outstanding Obligations.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1       Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in a Permitted Currency to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.4; provided, that, (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested and the use thereof) shall not exceed an amount equal to the Aggregate Commitment less the sum of all outstanding Japanese

Yen Loans, Swingline Loans and L/C Obligations and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender’s Commitment less such Revolving Credit Lender’s Commitment Percentage of all outstanding Japanese Yen Loans, Swingline Loans and L/C Obligations.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Revolving Credit Loans to be made in an Alternative Currency shall be funded in an amount equal to the Alternative Currency Amount of such Revolving Credit Loan.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2       Japanese Yen Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Japanese Yen Lender agrees to make Japanese Yen Loans to the Borrower at the direction of the Administrative Agent, from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower, in accordance with the terms of Section 2.4; provided that the aggregate principal amount of all outstanding Japanese Yen Loans (after giving effect to any amount requested) shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations and (ii) the Japanese Yen Commitment.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Japanese Yen Loans hereunder until the Maturity Date.

(b)         Refunding of Japanese Yen Loans.

(i)           Upon the occurrence and during the continuance of an Event of Default, each Japanese Yen Loan may, at the discretion of the Japanese Yen Lender, be converted immediately to a Base Rate Loan funded in Dollars by the Revolving Credit Lenders in an amount equal to the Dollar Amount of such Japanese Yen Loan; provided that the Borrower shall pay to the Japanese Yen Lender any and all reasonable out-of pocket costs, fees and other expenses incurred by the Japanese Yen Lender in effecting such conversion.  Such Base Rate Loan shall thereafter be reflected as a Revolving Credit Loan of the Revolving Credit Lenders to the Borrower on the books and records of the Administrative Agent.  Each Revolving Credit Lender shall fund its respective Commitment Percentage of such Revolving Credit Loan as required to repay Japanese Yen Loans outstanding to the Japanese Yen Lender upon such demand by the Japanese Yen Lender in no event later than 1:00 p.m. (Charlotte time) on the next succeeding Business Day after such demand is made.  No Revolving Credit Lender’s obligation to fund its respective Commitment Percentage of any Revolving Credit Loan required to repay such Japanese Yen Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Commitment Percentage of such Revolving Credit Loan, nor shall any Revolving Credit Lender’s Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Commitment Percentage of such Revolving Credit Loan.

(ii)           The Borrower shall pay to the Japanese Yen Lender on demand the amount of such Japanese Yen Loans to the extent that the Revolving Credit Lenders fail to refund in full the outstanding Japanese Yen Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Japanese Yen Lender or any Affiliate thereof (up to the amount available therein) upon one (1) Business Day’s notice to the Borrower in order to immediately pay the Japanese Yen Lender the amount of such Japanese Yen Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Japanese Yen Loans requested or required to be refunded.  If any portion of any such amount paid to the Japanese Yen Lender shall be recovered by or on behalf of the Borrower from the Japanese Yen Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Japanese Yen Loan extended after the occurrence and during the continuance of an Event of Default of which the Japanese Yen Lender has received notice and which such Event of Default has not been waived in accordance with Section 13.2).

(iii)           Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Japanese Yen Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V.  Further, each Revolving Credit Lender acknowledges and agrees that if prior to the refunding of any outstanding Japanese Yen Loans pursuant to this Section, one of the events described in Sections 11.1(i) and (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made to refund such Japanese Yen Loans, purchase an undivided participating interest in such Japanese Yen Loans in an amount equal to its Commitment Percentage of the aggregate amount of such Japanese Yen Loans.  Each Revolving Credit Lender will immediately transfer to the Administrative Agent, for the account of the Japanese Yen Lender, in immediately available funds in Japanese Yen, the amount of its participation and upon receipt thereof the Japanese Yen Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Japanese Yen Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in the refunded Japanese Yen Loans, the Japanese Yen Lender receives any payment on account thereof, the Japanese Yen Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

SECTION 2.3       Swingline Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (i) all Swingline Loans shall be denominated in Dollars and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested and the use thereof), shall not exceed the lesser of (A) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Japanese Yen Loans and the L/C Obligations and (B) the Swingline Commitment.

(b)           Refunding.

(i)           Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Commitment Percentages and shall upon such refunding be immediately treated as Revolving Credit Loans hereunder and promptly thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the Register.  Each Revolving Credit Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made.  All such Revolving Credit Loans shall be made as Base Rate Loans. No Revolving Credit Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Commitment Percentage of a Swingline Loan.

(ii)           The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) upon one (1) Business Day’s notice to Borrower in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.3 and which such Event of Default has not been waived in accordance with Section 13.2).

(iii)           Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V.  Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 11.1(j) or (k) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

SECTION 2.4	Procedure for Advances of Revolving Credit Loans, Japanese Yen Loans and Swingline Loans.

(a)              Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) or telephonic notice (followed by prompt delivery of such Notice of Borrowing) not later than 11:00 a.m. Charlotte time in the case of a Base Rate Loan, Swingline Loan or LIBOR Rate Loan denominated in Dollars, 5:00 p.m. London time in the case of a LIBOR Rate Loan denominated in an Alternative Currency or 1:00 p.m. Charlotte time in the case of a Japanese Yen Loan, as applicable (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) on or prior to the second Business Day before each Japanese Base Rate Loan, (iii) on or prior to the third (3rd) Business Day before each LIBOR Rate Loan denominated in Dollars and (iv) on or prior to the fourth (4th) Business Day before each LIBOR Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) whether such Loan is to be a Revolving Credit Loan, a Swingline Loan or a Japanese Yen Loan, (C) the applicable Permitted Currency, (D) if such Loan is denominated in Dollars, whether such Loan shall be a LIBOR Rate Loan or a Base Rate Loan, (E) the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment, the Swingline Commitment or the Yen Loan Commitment, as applicable, then available to the Borrower, or if less, (1) with respect to Base Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (2) with respect to LIBOR Rate Loans denominated in Dollars in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (3) with respect to LIBOR Rate Loans denominated in a Permitted Currency (other than Dollars) in an aggregate principal Alternative Currency Amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (4) with respect to Japanese Yen Loans in an aggregate principal Japanese Yen Amount of $500,000 or a whole multiple of $100,000 in excess thereof and (5) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (F) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  A Notice of Borrowing received after the time set forth above shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Borrowing, including, in the instance of a Japanese Yen Loan, instructions for the advancement of such loans.

(b)           Disbursement of Revolving Credit Loans Denominated in Dollars and Swingline Loans.  Not later than 1:00 p.m. (Charlotte time) on the proposed borrowing date for any Revolving Credit Loan denominated in Dollars and any Swingline Loan, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds in Dollars immediately available to the Administrative Agent, such Revolving Credit Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds in Dollars immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.

(c)           Disbursement of Revolving Credit Loans Denominated in an Alternative Currency.  Not later than 1:00 p.m. (the time of the Administrative Agent’s Correspondent) on or before the proposed borrowing date for any Revolving Credit Loan denominated in an Alternative Currency, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent’s Correspondent in the requested Alternative Currency in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Commitment Percentage of the Alternative Currency Amount of the Revolving Credit Loan to be made on such borrowing date.

(d)           Disbursement of Japanese Yen Loans.  Not later than 1:00 p.m. (Tokyo time) on the proposed borrowing date for any Japanese Yen Loan, the Japanese Yen Lender will make funds immediately available to the Borrower, on the direction of the Administrative Agent.  Each such Japanese Yen Loan will be made on the borrowing date at a rate determined by the Japanese Yen Lender in accordance with the definition of the Japanese Base Rate.  The instructions regarding the Japanese Yen Loans may be modified from time to time with the agreement of the Administrative Agent, the Borrower and the Japanese Yen Lender, with notice thereof to the Lenders.

(e)           Account Designation.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Commitment Percentage of such Revolving Credit Loan.  Revolving Credit Loans to be made for the purpose of  (A) refunding Japanese Yen Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b) and (B) refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.3(b).

SECTION 2.5	Repayment and Prepayment of Revolving Credit, Japanese Yen and Swingline Loans.

(a)           Repayment on Maturity Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full in the currency in which each Revolving Credit Loan was initially funded on the Maturity Date, (ii) all Japanese Yen Loans in Japanese Yen in accordance with Section 2.2(b) (but, in any event, on the Maturity Date) and (iii) all Swingline Loans in Dollars in accordance with Section 2.3(b) (but, in any event, on the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)           Mandatory Prepayments.

(i)           Aggregate Commitment.  If at any time after giving effect to any repayment of any Loan or cash collateralization of any undrawn or unexpired Letter of Credit (as determined by the Administrative Agent under Section 2.5(b)(iv)), (A) solely because of currency fluctuation,  the outstanding principal amount of all Revolving Credit Loans exceeds one hundred and five percent (105%) of the Aggregate Commitment less the sum of all outstanding Japanese Yen Loans, Swingline Loans and L/C Obligations or (B) for any other reason, the outstanding principal amount of all Revolving Credit Loans exceeds the Aggregate Commitment less the sum of all outstanding Japanese Yen Loans, Swingline Loans and L/C Obligations, then, in each such case, the Borrower shall within four (4) Business Days of receipt of a notice of such excess from the Administrative Agent (I) first, if (and to the extent) necessary to eliminate such excess, repay outstanding Swingline Loans (and/or reduce any pending request for such Loans on such day by the Dollar Amount of such excess), (II) second, if (and to the extent) necessary to eliminate such excess, repay outstanding Revolving Credit Loans which are Base Rate Loans by the Dollar Amount of such excess (and/or reduce any pending request for such Loans on such day by the Dollar Amount of such excess), (III) third, if (and to the extent) necessary to eliminate such excess, repay Japanese Yen Loans (and/or reduce any pending requests for such Loans on such day by the Dollar Amount of such excess), (IV) fourth, if (and to the extent) necessary to eliminate such excess, repay LIBOR Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day be the Dollar Amount of such excess), and (V) fifth, with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)); provided that so long as no Default or Event of Default has occurred and is continuing, the Lenders shall release any such cash collateral held to the extent it exceeds 105% of any excess from time to time under this Section 2.5(b).

(ii)           Japanese Yen Commitment.  If at any time after giving effect to any repayment of any Loan or cash collateralization of any undrawn or unexpired Letter of Credit (as determined by the Administrative Agent under Section 2.5(b)(iv)), (A) solely because of currency fluctuation, the outstanding principal amount of all Japanese Yen Loans exceeds the lesser of (1) one hundred and five percent (105%) of the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations and (2) one hundred and five percent (105%) of the Japanese Yen Commitment or (B) for any other reason, the outstanding principal amount of all Japanese Yen Loans exceeds the lesser of (1) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations and (2) the Japanese Yen Commitment, then, in each such case, such excess  shall be repaid within four (4) Business Days of receipt of a notice of non-compliance with this Section 2.5(b)(ii) from the Administrative Agent, in Japanese Yen, by the Borrower to the Administrative Agent for the account of the Japanese Yen Lender.

(iii)           Excess L/C Obligations.  If at any time after giving effect to any repayment of any Loan (as determined by the Administrative Agent under Section 2.5(b)(iv)), (A) solely because of currency fluctuation, the outstanding amount of all L/C Obligations exceeds the lesser of (1) one hundred and five percent (105%) of the Aggregate Commitment less the sum of all outstanding Loans, and (2) one hundred and five percent (105%) of the L/C Commitment or (B) for any other reason the outstanding amount of all L/C Obligations exceeds the lesser of (1) the Aggregate Commitment less the sum of the amount of all outstanding Loans and (2) the L/C Commitment, then, in each such case, the Borrower shall within four (4) Business Days of receipt of a notice of such excess from the Administrative Agent make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Revolving Credit Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)).

(iv)           Compliance and Payments.  The Borrower’s compliance with this Section 2.5(b) shall be tested from time to time by the Administrative Agent at its sole discretion.  Each such repayment pursuant to this Section 2.5(b) shall be accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

(c)           Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans, Japanese Yen Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) or telephonic notice (followed by prompt delivery of such Notice of Prepayment) given not later than 11:00 a.m. Charlotte time in the case of Base Rate Loans, Swingline Loans and LIBOR Rate Loans denominated in Dollars or 5:00 p.m. London time in the case of LIBOR Rate Loans denominated in an Alternative Currency or 11:00 a.m. Tokyo time, in the case of Japanese Yen Loans, as applicable, (i) on the same Business Day as each repayment of a Base Rate Loan and each repayment of a Swingline Loan, (ii) on the Business Day prior to each repayment of a Japanese Yen Loan, (iii) on the third (3rd) Business Day before each repayment of a LIBOR Rate Loan denominated in Dollars and (iv) on  the fourth (4th) Business Day before each repayment of a LIBOR Rate Loan denominated in an Alternative Currency, specifying (A) the date of prepayment, (B) the amount of prepayment, (C) whether the prepayment is of Revolving Credit Loans, Swingline Loans, Japanese Yen Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each, (D) the applicable Permitted Currency in which such prepayment is denominated, and (E) whether the prepayment is of LIBOR Rate Loans denominated in an Alternative Currency, LIBOR Rate Loans denominated in Dollars, Base Rate Loans, Japanese Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans denominated in Dollars, $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans denominated in an Alternative Currency, $100,000 or a whole multiple of $100,000 in excess thereof with respect to Japanese Yen Loans, and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after the applicable time stated above shall be deemed received on the next Business Day.  Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

(d)           Limitation on Prepayment of LIBOR Rate Loans.  The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

(e)           Hedging Agreements.  No repayment or prepayment pursuant to this Section 2.5 shall affect any of the Borrower’s obligations under any Hedging Agreement.

SECTION 2.6       Permanent Reduction of the Commitment.

(a)           Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to, without premium or penalty, permanently (i) terminate the entire Aggregate Commitment at any time or (ii) reduce portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.

(b)           Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate Dollar Amount of all outstanding Revolving Credit Loans, Japanese Yen Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Aggregate Commitment as so reduced and the Commitment as so reduced are less than the aggregate amount of all outstanding, undrawn and unexpired Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Such cash collateral shall be applied in accordance with Section 11.2(b).  Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans, Japanese Yen Loans, Swingline Loans and Reimbursement Obligations (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Aggregate Commitment, the Japanese Yen Commitment, the Swingline Commitment, and the Credit Facility.  Such cash collateral shall be applied in accordance with Section 11.2(b).  If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.11(c) hereof.

SECTION 2.7      Optional Increase of the Aggregate Commitment.  At any time following the Closing Date, the Borrower shall have the right, in consultation with the Administrative Agent, from time to time and upon not less than thirty (30) days prior written notice to the Administrative Agent, to request an increase in the Aggregate Commitment; provided, that:

(a)           no Default or Event of Default shall have occurred and be continuing or would result from any such requested increase or Extension of Credit made on the date of such increase;

(b)           the Borrower shall provide the Administrative Agent with an Officer’s Compliance Certificate dated as of the date of such increase in form and substance substantially similar to the certificate delivered under Section 7.2 demonstrating pro forma compliance (solely, for purposes of the numerator of the Consolidated Leverage Ratio, after giving effect to any increase or decrease in outstanding Consolidated Total Funded Indebtedness) with the covenant contained in Article IX in respect of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 and after giving effect to any Extensions of Credit made on the date of such increase;

(c)           each increase in Aggregate Commitment shall be in an aggregate principal amount of at least $50,000,000 or an integral of $5,000,000 in excess thereof, or in each case if less, the remaining principal amount of increases to the Aggregate Commitment that are available under this Section 2.7 (after giving effect to all prior increases pursuant to this Section 2.7);

(d)           the aggregate amount of all Aggregate Commitment increases made pursuant to this Section 2.7 shall not exceed $500,000,000;

(e)           increases in the Aggregate Commitment pursuant to this Section 2.7 shall not increase or otherwise affect the Japanese Yen Commitment, L/C Commitment or the Swingline Commitment;

(f)           the Commitment of any Lender shall not be increased without the approval of such Lender as determined in the sole and absolute discretion of such Lender;

(g)           in connection with each proposed increase, the Borrower may but is not required to solicit commitments from (i) any Lender (provided that no Lender shall have an obligation to commit to all or a portion of the proposed increase) or (ii) any third party financial institutions that are Eligible Assignees that are reasonably acceptable to both the Administrative Agent and the Borrower;

(h)           the Loans made or Letters of Credit issued in respect of any increase in the Aggregate Commitment pursuant to this Section 2.7 (i) will rank pari passu in right of payment and security with the other Loans made and Letters of Credit issued hereunder and shall constitute and be part of the “Obligations” arising under this Agreement, and (ii) shall have the same pricing and tenor as the other Loans and Letters of Credit hereunder; and

(i)           in the event that any existing Lender or any new lender commits to such requested increase, (i) any new lender will execute an accession agreement to this Agreement, (ii) the Commitment of any existing Lender which has committed to provide any of the requested increase shall be increased, (iii) the Commitment Percentages of the Lenders shall be adjusted, (and the Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.11 in connection with such reallocation as if such reallocation were a repayment) and (iv) other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which the Lenders have agreed to increase their respective Commitments or new lenders have agreed to or make new commitments in response to the Borrower’s request for an increase pursuant to this Section 2.7, and which other changes do not adversely affect the rights of those  Lenders not participating in any such increase.

SECTION 2.8       Termination of Credit Facility.  The Credit Facility shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1       L/C Commitment.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the L/C Participants set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from and after the Closing Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Japanese Yen Loans plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed an amount equal to the Aggregate Commitment.  Each Letter of Credit shall (i) be denominated in a Permitted Currency in a minimum amount acceptable to the Issuing Lender, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date agreed upon by the Borrower and the Issuing Lender, which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date and (iv) be subject to ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

    SECTION 3.2   Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request (which such information shall include the Permitted Currency in which such Letter of Credit shall be denominated).  Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each L/C Participant of the issuance and upon request by any L/C Participant, furnish to such L/C Participant a copy of such Letter of Credit and the amount of such L/C Participant’s participation therein.

SECTION 3.3       Commissions and Other Charges.

(a)           Letter of Credit Commissions.  The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to the undrawn Dollar Amount of each Letter of Credit at a rate per annum equal to the Applicable Percentage with respect to Loans that are LIBOR Rate Loans (determined on a per annum basis).  For the purposes of computing the amount to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7.  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Commitment Percentages.

(b)           Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to the Dollar Amount equal to the undrawn face amount of each Letter of Credit at a rate of one-eighth of one percent (.125%) per annum.  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Administrative Agent.

(c)           Other Costs.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are reasonably incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(d)           Payments.  The commissions, fees, charges, costs and expenses payable pursuant to this Section 3.3 shall be payable in Dollars.

SECTION 3.4       L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender in the applicable Permitted Currency upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender in the applicable Permitted Currency the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender  in the applicable Permitted Currency on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5       Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds in the applicable Permitted

Currency in which the Letter of Credit was denominated, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of the sum of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Issuing Lender (and in any event within one (1) Business Day of the date the Borrower received notice from the Issuing Lender) that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in a Dollar Amount equal to the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative Currency), and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.4(a) or Article V.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Revolving Credit Loans which are Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6      Exchange Indemnification and Increased Costs.  The Borrower shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or such L/C Participant, the amount of (i) any loss, expense or cost incurred by such Issuing Lender or such L/C Participant and (ii) any currency exchange loss, in each case that such Issuing Lender or such L/C Participant sustains as a result of the Borrower’s repayment in any Permitted Currency other than the Permitted Currency in which the applicable Letter of Credit was initially denominated.  A certificate of such Issuing Lender or such L/C Participant setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender or such L/C Participant shall be conclusively presumed to be correct save for manifest error.

SECTION 3.7      Obligations Absolute.  The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.8      Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1      Interest.

(a)           Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans denominated in Dollars shall bear interest at (A) the Base Rate plus the Applicable Percentage or (B) the LIBOR Rate plus the Applicable Percentage, (ii) Revolving Credit Loans denominated in an Alternative Currency shall bear interest at the LIBOR Rate plus the Applicable Percentage, (iii) the Japanese Yen Loans shall bear interest at (A) the Japanese Base Rate plus the Applicable Percentage and (iv) any Swingline Loan shall bear interest at the LIBOR Market Index Rate plus the Applicable Percentage (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Lenders against any loss or expense which may arise or be attributable to such Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan due to any failure of the Borrower to borrow on the date specified therefore in the initial Notice of Borrowing).  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.  Any Revolving Credit Loan denominated in Dollars or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan and any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified the applicable Permitted Currency (x) in its Notice of Borrowing as provided herein shall be deemed a request for a Revolving Credit Loan denominated in Dollars and (y) in its Notice of

Conversion/Continuation  as provided herein shall be deemed to be a request for a Revolving Credit Loan denominated in the same Permitted Currency as the Revolving Credit Loan to be converted or continued.

(b)           Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.4 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six (6) months, or, if agreed to by all Lenders, a period of less than thirty (30) days, or a period of nine (9) or twelve (12) months; provided that:

(i)           the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)           any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

(iv)           there shall be no more than ten (10) Interest Periods in effect at any time.

(c)           Default Rate.  Subject to Section 11.3, as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default under Section 11.1(a) or (b), (i) the Borrower shall no longer have the option to request Letters of Credit, LIBOR Rate Loans, Japanese Yen Loans or Swingline Loans, (ii) the principal amount of all past due LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all past due Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal, or foreign.

(d)           Interest Payment and Computation.  Interest on each Base Rate Loan, Japanese Yen Loan and Swingline Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2007; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  Interest on LIBOR Rate Loans (except for Alternative Currency Loans denominated in Pounds Sterling), Base Rate Loans based on the Federal Funds Rate, Swingline Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans based on the Prime Rate, Japanese Yen Loans and Alternative Currency Loans denominated in Pounds Sterling shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

(e)           Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder or under any other Loan Document in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(f)           Basis of Accrual.  Subject to Section 1.8 hereof, if the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a Participating Member State, in judgment of the Administrative Agent, shall not be available because interest rate quotes for the applicable national currency unit are no longer provided, or shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that if any Revolving Credit Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Credit Loan, at the end of the then current Interest Period.

SECTION 4.2      Notice and Manner of Conversion or Continuation of Revolving Credit Loans.  Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue any LIBOR Rate Loans as LIBOR Rate Loans of the same currency.  Whenever the Borrower desires to convert or continue Revolving Credit Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) or telephonic notice (followed by prompt delivery of such Notice of Conversion/Continuation) not later than 11:00 a.m. (time of Administrative Agent’s Correspondent) four (4)

Business Days (with respect to any Loan denominated in an Alternative Currency) and 11:00 a.m. (Charlotte time) three (3) Business Days (with respect to any Loan denominated in Dollars) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Revolving Credit Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the currency in which such Revolving Credit Loan is denominated, (C) the effective date of such conversion or continuation (which shall be a Business Day), (D) the principal amount of such Revolving Credit Loans to be converted or continued, and (E) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of such Notice of Conversion/Continuation.

SECTION 4.3      Fees.

(a)           Commitment Fee.  Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Percentage on the average daily unused portion of the Commitments; provided, that the amount of outstanding Swingline Loans and Japanese Yen Loans shall not be considered usage of the Commitments for the purpose of calculating such commitment fee.  The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2007 and on the Maturity Date.  Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Lenders’ respective Commitment Percentages.

(b)           Utilization Fee.  Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable utilization fee at a rate per annum equal to the Applicable Percentage on the total amount outstanding under the Credit Facility (including, without limitation, the amount of all outstanding Swingline Loans, Japanese Yen Loans and L/C Obligations) on each day that the total amount outstanding under the Credit Facility exceeds fifty percent (50%) of the Aggregate Commitment (whether or not available due to a Default or Event of Default).  The utilization fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2007 and on the Maturity Date.  Such utilization fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Lenders’ respective Commitment Percentages.

(c)           Administrative Agent’s and Other Fees.  The Borrower agrees to pay any fees set forth in the Fee Letter.

SECTION 4.4       Manner of Payment.

    (a)           Revolving Credit Loans and Swingline Loans Denominated in Dollars.  Each payment by the Borrower on account of the principal of or interest on the Loans denominated in Dollars or of any fee, commission or other amounts payable to the applicable Lenders under this Agreement shall be made in Dollars not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for

the account of the applicable Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

(b)           Revolving Credit Loans Denominated in Alternative Currencies.  Each payment by the Borrower on account of the principal of or interest on the Revolving Credit Loans denominated in any Alternative Currency shall be made in such Alternative Currency not later than 1:00 p.m. (the time of the Administrative Agent’s Correspondent) on the date specified for payment under this Agreement to the Administrative Agent’s account with the Administrative Agent’s Correspondent for the account of the Revolving Credit Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (the time of the Administrative Agent’s Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (the time of the Administrative Agent’s Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.

(c)           Japanese Yen Loans.  Each payment by the Borrower on account of the principal of or interest on the Japanese Yen Loans shall be made in Japanese Yen not later than 1:00 p.m. (Tokyo time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Japanese Yen Lender (other than as set forth below) in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (Tokyo time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (Tokyo time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

 (d)           Pro Rata Treatment.  Upon receipt by the Administrative Agent (or the applicable Administrative Agent’s Correspondent) of each such payment, the Administrative Agent (or the applicable Administrative Agent’s Correspondent) shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each such Lender.  Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 4.11, 4.12, 4.13 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Each payment to the Administrative Agent (or the applicable Administrative Agent’s Correspondent) with respect to Swingline Loans (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender.  Each payment to the Administrative Agent (or the applicable Administrative Agent’s Correspondent) with respect to the Japanese Yen Loans (including, without limitation, the Japanese Yen Lender’s fees or expenses) shall be made for the account of the Japanese Yen Lender.  Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

    SECTION 4.5      Evidence of Indebtedness.

(a)           Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Japanese Yen Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Japanese Yen Loans and/or Swingline Loan, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)           Participations.  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Japanese Yen Loans, Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6      Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4.11, 4.12, 4.13 or 13.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Japanese Yen Loans, Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 4.7      Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date or as of a proposed borrowing time, as applicable, that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date or time (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on such proposed borrowing date or as of such proposed borrowing time in accordance with Section 2.4(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date or time a corresponding amount.  If such amount is made available to the Administrative Agent on a date or time after such borrowing date or time, as applicable, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to (a) with respect to any Loan denominated in Dollars, the product of (i) the amount not made available by such Lender in accordance with the terms hereof, times (ii) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date or time to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360 and (b) with respect to any Loan denominated in an Alternative Currency, the amount not made available by such Lender in accordance with the terms hereof and interest thereon at a rate per annum equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount.  A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error.  If such Lender’s Commitment

Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date or time, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date or as of such borrowing time, as applicable, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date or as of such borrowing time, as applicable.  Notwithstanding anything set forth herein to the contrary, any Lender that is a Defaulting Lender shall not (a) have any voting or consent rights under or with respect to any Loan Document, except that the Commitment of such Defaulting Lender may not be increased or decreased without the consent of such Defaulting Lender, or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 4.8       Redenomination of Alternative Currency Loans.

.           (a)           Conversion to the Base Rate.  If any Alternative Currency Loan is required to bear interest based at the Base Rate rather than the LIBOR Rate, pursuant to Section 4.1(c), Section 4.10 or any other applicable provision hereof, such Loan shall be deemed funded in Dollars in an amount equal to the Dollar Amount of such Alternative Currency Loan, all subject to the provisions of Section 2.4(b).  The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 4.11 and Section 4.12(d).

(b)           Redenomination of Loans.  Subject to Section 1.8 hereof, any Revolving Credit Loan to be denominated in the currency of the applicable Participating Member State shall be made in the euro.

(c)           Redenomination of Obligations.   Subject to Section 1.8 hereof, any obligation of any party under this Agreement or any other Loan Document which has been denominated in the currency of a Participating Member State shall be redenominated into the euro.

(d)           Further Assurances.  The terms and provisions of this Agreement will be subject to such reasonable changes of construction as determined by the Administrative Agent to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Revolving Credit Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred.  In connection therewith, the Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in a mutually satisfactory manner.

SECTION 4.9      Regulatory Limitation.  In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Loans (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

SECTION 4.10     Changed Circumstances.

(a)           Circumstances Affecting LIBOR Rate and Alternative Currency Availability.  If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or an Alternative Currency in the applicable amounts are not being quoted via the Reuters Page LIBOR01, or its successor page, or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political, or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Administrative Agent, the Japanese Yen Lender or the Lenders to make such Loan in an Alternative Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans, Alternative Currency Loans, or Japanese Yen Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, Alternative Currency Loan, or Japanese Yen Loan, as applicable, together with accrued interest thereon, (A) with respect to LIBOR Rate Loans or Alternative Currency Loans, on the last day of the then current Interest Period, if applicable, to such LIBOR Rate Loan or Alternative Currency Loan or convert to LIBOR Rate Loans denominated in Dollars, if available, as applicable, or (B) with respect to Japanese Base Rate Loans, immediately upon the request of the Japanese Yen Lender, or (C) with respect to any LIBOR Rate Loans, convert the then outstanding principal amount of each such LIBOR Rate Loan or Alternative Currency Loan, as applicable, to a Base Rate Loan as of the last day of such Interest Period.

(b)           Laws Affecting LIBOR Rate and Alternative Currency Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, any Alternative Currency Loan, or any Japanese Yen Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, Alternative Currency Loans, or Japanese Yen Loans, as applicable, and the right of the Borrower to convert any Revolving Credit Loan or continue any Revolving Credit Loan as a LIBOR Rate Loan or Alternative Currency Loan, as applicable, shall be suspended and thereafter the Borrower may select Base Rate Loans or convert to LIBOR Rate Loans denominated in Dollars, if available hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or Alternative Currency Loan or convert to LIBOR Rate Loans denominated in Dollars, as applicable, to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan or Alternative Currency Loan or convert to LIBOR Rate Loans denominated in Dollars, if available, as applicable, the applicable LIBOR Rate Loan or Alternative Currency Loan, as applicable, shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period; provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

SECTION 4.11    Indemnity.  (a)   The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs, and excluding loss of profits or anticipated profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or an Alternative Currency Loan (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or any Alternative Currency Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.12     Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate), the Japanese Yen Lender or the Issuing Lender;

(ii)           subject any Lender, the Japanese Yen Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Japanese Yen Loan, any Letter of Credit, any participation in a Japanese Yen Loan or a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender, the Japanese Yen Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.13 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender, the Japanese Yen Lender or the Issuing Lender); or

(iii)           impose on any Lender, the Japanese Yen Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement, LIBOR Rate Loans or Japanese Yen Loans made by such Lender or any Letter of Credit, or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan or any Japanese Yen Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Japanese Yen Lender or the Issuing Lender of participating in, issuing or maintaining any Japanese Yen Loan or Letter of Credit (or of maintaining its obligation to participate in any Japanese Yen Loan or to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Japanese Yen Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Japanese Yen Lender or the Issuing Lender, the Borrower shall promptly pay to any such Lender, the Japanese Yen Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, the Japanese Yen Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender, the Japanese Yen Lender or the Issuing Lender determines that any Change in Law affecting such Lender, the Japanese Yen Lender or the Issuing Lender or any lending office of such Lender, the Japanese Yen Lender or such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, the Japanese Yen Lender or the Issuing Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, the Japanese Yen Lender or the Issuing Lender or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Japanese Yen Lender or the Issuing Lender or such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s policies and the policies of such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender, the Japanese Yen Lender or such Issuing Lender, the Borrower shall promptly pay to such Lender, the Japanese Yen Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, the Japanese Yen Lender or the Issuing Lender or such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender, the Japanese Yen Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender, the Japanese Yen Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)           Exchange Indemnification and Increased Costs.  The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of (i) any loss, expense or cost incurred by the Administrative Agent or any applicable Lender, (ii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of the euro, or (iii) any currency exchange loss, that the Administrative Agent or any Lender sustains as a result of any payment being made by the Borrower in a currency other than that originally extended to the Borrower or as a result of any other currency exchange loss incurred by the Administrative Agent or any applicable Lender under this Agreement.  A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error.

(e)           Delay in Requests.  Failure or delay on the part of any Lender, the Japanese Yen Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, the Japanese Yen Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, the Japanese Yen Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Japanese Yen Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.13     Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required by

Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Indemnified Taxes were not correctly or legally asserted, the Administrative Agent, Issuing Lender or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower (at the Borrower's expense) to obtain a refund of such Indemnified Taxes (in cash or as a credit against another existing tax liability), the benefit of which refund shall be returned to the Borrower to the extent provided in Section 4.13(f).  A certificate as to the amount of such payment or liability (along with a copy of any applicable documents from the Internal Revenue Service or other Governmental Authority that asserts such claim as to Indemnified Taxes) delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Each Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments under this Agreement to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so):

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, or

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI, or

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, and

(iv)           any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Lender reasonably determines, in its sole discretion, that it has received a refund of, or a credit with respect to, any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund or credit (only to the extent such credit is realized) (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 4.14     Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 4.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.12 or Section 4.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 4.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.10,

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 4.12 or payments required to be made pursuant to Section 4.13, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv)           such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.15     Rounding and Other Consequential Changes.  Subject to Section 1.8 hereof, without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective obligations of the Borrower to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Agreement, each provision of this Agreement, including,  without limitation, the right to combine currencies to effect a set-off,  shall be subject to such reasonable changes of interpretation as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the euro in Participating Member States.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1        Closing.  The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. in Charlotte, North Carolina, at 10:00 a.m. on August 22, 2007 or on such other place, date and time as the parties hereto shall mutually agree.

SECTION 5.2        Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Japanese Yen Note in favor of the Japanese Yen Lender (if requested thereby) and a Swingline Note in favor of the Swingline Lender (if requested thereby) shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)           Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)           Officer’s Certificate of the Borrower.  A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete  in all material respects as if made on such date, except to the extent that any such representation or warranty relates to an earlier specific date in which case such representation and warranty shall be true and correct as of such earlier date; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the conditions set forth in Section 5.2 and Section 5.3.

(ii)           Certificate of Secretary of the Borrower.  A certificate of a Responsible Officer of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, (B) the bylaws of the Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors of the Borrower authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

(iii)           Certificates of Good Standing.  Certificates as of a recent date of the good standing of the Borrower under the laws of the State of Delaware and, to the extent requested by the Administrative Agent, each other jurisdiction where the Borrower is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that the Borrower has filed required tax returns and owes no delinquent taxes except for those being contested in good faith pursuant to Section 6.1(e).

(iv)           Opinions of Counsel.  Favorable opinions of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Lenders shall reasonably request.

(v)           Tax Forms.  Copies of the United States Internal Revenue Service forms required by Section 4.13(e).

(c)           Consents; Defaults.

(i)           Governmental and Third Party Approvals.  The Borrower shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or the transactions contemplated by the Loan Documents or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have a Material Adverse Effect.

(ii)           No Injunction, Etc.  Except for the Disclosed Litigation Matters (as defined in Section 6.1), no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, which could reasonably be expected to have a Material Adverse Effect.

(d)           Financial Matters.

(i)           Financial Statements.  The Lenders shall have received the most recent audited Consolidated financial statements, and the unaudited Consolidated financial statements for the period ended June 30, 2007, in each case of the Borrower and its Subsidiaries prepared in accordance with GAAP.

(ii)           Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the accrued and unpaid fees due and set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(e)           Miscellaneous.

(i)           Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.4(a) with respect to any amounts to be borrowed on the Closing Date, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii)           Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(iii)           Termination of Existing Credit Agreement.  Concurrent with the closing of the Agreement, the Existing Credit Agreement shall have been terminated, together with the commitments thereunder, and all amounts owing in respect of the Existing Credit Agreement shall have been repaid in full.

SECTION 5.3        Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)           Continuation of Representations and Warranties.  The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, and except for the representations and warranties contained in Section 6.1(e), 6.1(f), 6.1(j) and 6.1(k).

(b)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)           Notices.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.4(a).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1       Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

(a)           Organization; Power; Qualification.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so qualified or in good standing or the failure of any such Subsidiary to be so organized or existing could not reasonably be expected to result in a Material Adverse Effect.

(b)           Authorization of Agreement, Loan Documents and Borrowing.  The Borrower has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(c)           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower of the Loan Documents, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval relating to the Borrower where the failure to obtain such Governmental Approval could reasonably be expected to have a Material Adverse Effect, (ii) violate any Applicable Law relating to the Borrower except where such violation could not reasonably be expected to have a Material Averse Effect, (iii) conflict with, result in a breach of or constitute a default under the articles of incorporation or bylaws of the Borrower, (iv) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower is a party or by which any of its properties may be bound or any Governmental Approval relating to the Borrower, which could reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or (vi) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents which have been obtained or made and are in full force and effect or for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(d)           Compliance with Law; Governmental Approvals.  Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including, without limitation, all Environmental Laws and the Act) relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case under this subsection (d) where the failure to have, comply, file or retain could not reasonably be expected to have a Material Adverse Effect.

(e)           Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except for (i) those that are being diligently contested in good faith by appropriate proceedings and for which the Borrower or the relevant Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP and (ii) filings, taxes and charges as to which the failure to make or pay could not reasonably be expected to have a Material Adverse Effect.

(f)           ERISA.

(i)           Except as set forth on Schedule 6.1(f) or as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder except for any required amendments for which the remedial amendment period as defined in Section 401(b) or other applicable provision of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(ii)           As of the Closing Date, no Pension Plan has been terminated that could reasonably be expected to result in a Material Adverse Effect, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan; and

(iii)           Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code.

(g)           Margin Stock.  The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used in a manner which violates the provisions of Regulation T, U or X of such Board of Governors.

(h)           Government Regulation.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and the Borrower is not, nor after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur the indebtedness or consummate the transactions contemplated hereby.

(i)           Financial Statements.  The (i) audited financial statements delivered pursuant to Section 5.2(d) and (ii) unaudited financial statements delivered pursuant to Section 5.2(d), are complete and correct in all material respects and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes and material commitments, in each case, to the extent required to be disclosed under GAAP.

(j)           No Material Adverse Change.  Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, except as disclosed in any filings made with the SEC or as otherwise disclosed to the Administrative Agent or its Affiliates or each Lender, in each case prior to the date hereof.

(k)           Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(k) or disclosed in any filings made with the SEC prior to the Closing Date (collectively with Schedule 6.1(k), the “Disclosed Litigation Matters”), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that has had or could reasonably be expected to have a Material Adverse Effect.

(l)           Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default.

(m)           OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(n)           Disclosure.  No financial statement, material report, material certificate or other material information furnished (whether in writing or orally), taken together as a whole with all SEC filings made from time to time by the Borrower, by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrower only represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 6.2        Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate delivered by the Borrower pursuant hereto, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Loans and accrued Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent  (and the Administrative Agent shall promptly furnish or cause to be furnished to the Lenders) at the Administrative Agent’s Office at the address set forth in Section 13.1, or such other office as may be designated by the Administrative Agent from time to time:

SECTION 7.1        Financial Statements.

(a)           Quarterly Financial Statements.  As soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.  Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a).

(b)           Annual Financial Statements.  As soon as practicable and in any event within one hundred fifty (150) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.  Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any fiscal year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).

SECTION 7.2        Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Section 7.1(a) or (b), an Officer’s Compliance Certificate.

SECTION 7.3        Other Reports. Promptly upon request, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

SECTION 7.4        Notice of Litigation and Other Matters.  Promptly after a Responsible Officer of the Borrower obtains knowledge thereof, written notice of:

(a)           the occurrence of any Default;

(b)           the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that could reasonably be expected to have a Material Adverse Effect; and

(c)           any announcement by S&P or any Alternative Ratings Source of any change in a Debt Rating.

SECTION 7.5        Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, shall, at the time the same is so furnished and when taken together as a whole with all SEC filings made from time to time by the Borrower, comply with the representations and warranties set forth in Section 6.1(n).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Loans and accrued Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.2, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 8.1        Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 10.2, preserve and maintain its separate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain authorized to do business in each jurisdiction in which it is required to do so, except, in each case (other than the existence of the Borrower), where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.2        Maintenance of Property.  Protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, except, in each case, for such failures that could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.3        Insurance.  Maintain insurance with financially sound and reputable insurance companies or, if the Borrower deems it consistent with prudent business practices, maintain self-insurance, in either case, against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance), and from time to time deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance provider, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.4        Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5        Payment of Taxes.  Pay and perform all Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property to the extent the failure to pay any such item (either individually or together with all other such unpaid items) could reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any such item in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.6        Compliance With Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws (including without limitation, all Environmental Laws, ERISA and the Act) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.7       Visits and Inspections.  Permit representatives of the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; and inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; provided, that, unless an Event of Default shall have occurred and be continuing, (a) any inspection shall be at the Administrative Agent's own expense and (b) such inspections, visitations and/or examinations shall be limited to once during any calendar year.

SECTION 8.8        Use of Proceeds.  The Borrower shall use the proceeds of the Extensions of Credit to refinance the Existing Credit Agreement and for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby or by the Loan Documents.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Loans and accrued Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 9.1        Leverage Ratio.  As of any fiscal quarter end, permit the Consolidated Leverage Ratio to be greater than 3.00 to 1.00.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Loans and accrued Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.2, the Borrower has not and will not:

SECTION 10.1      Limitations on Liens.  Permit the Borrower or any Material Subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock of any other Person), real or personal, whether now owned or hereafter acquired, as security for Indebtedness, except:

(a)           Liens existing on any asset of any Person at the time such Person becomes a Material Subsidiary or is merged or consolidated with or into a Material Subsidiary which (i) were not created in contemplation of or in connection with such event and (ii) do not extend to or cover any other property or assets of Borrower or any Subsidiary;

(b)           (x) Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 10.1 and (y) other Liens existing on the Closing Date that secure Indebtedness existing on the date hereof the aggregate outstanding principal amount of which does not exceed $50,000,000;

(c)           Liens securing Indebtedness (a) of any Material Subsidiary owed to the Borrower, any Subsidiary or any Excluded Subsidiary or (b) incurred or assumed to finance the acquisition, construction or improvement of any asset, including, without limitation, purchase money Liens and Liens evidencing equipment financings and equipment leases;

(d)           cash deposits and securities securing obligations in respect of Hedging Agreements;

(e)           any extension, renewal or replacement of any Lien permitted by clauses (a) through (d); provided that (i) the Liens permitted under this clause shall not (A) secure any Indebtedness other than the Indebtedness that was secured by the Lien being extended, renewed or replaced (or Indebtedness extending, renewing or replacing such Indebtedness as permitted hereunder) and (B) be extended to cover any property that was not encumbered by the Lien being extended, renewed or replaced; and (ii) the principal amount of Indebtedness secured by the Lien permitted by this clause shall not be increased over the principal amount of such Indebtedness immediately prior to such extension, renewal or replacement;

(f)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(m) or securing appeal or other surety bonds related to such judgments;

(g)           Liens on assets of any Material Subsidiary that is not a Domestic Subsidiary;

(h)           Liens or rights of set-off in favor of a bank or financial institution in respect of a bank account maintained with such bank or financial institution;

(i)           Liens granted in respect of any Permitted Securitization; and

(j)           Liens not otherwise permitted hereunder securing outstanding Indebtedness not at any time exceeding in the aggregate $300,000,000.

SECTION 10.2      Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)           any Subsidiary of the Borrower may be merged or consolidated or enter into any similar combination with or into the Borrower or any Subsidiary of the Borrower (provided that the Borrower shall be the continuing or surviving Person of any such merger, consolidation or similar combination to which it is a party);

(b)           any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets in respect of a liquidation to the Borrower or any Subsidiary;

(c)           the Borrower or any Subsidiary of the Borrower may merge, consolidate or enter into any similar combination with or into another Person (other than the Borrower) in connection with an acquisition so long as the survivor of such merger, consolidation or similar combination is the Borrower or any such Subsidiary thereof;

(d)           any Subsidiary of the Borrower may wind-up into the Borrower or any Subsidiary of the Borrower; and

(e)           mergers, consolidations or similar combinations of a Subsidiary of the Borrower with a third-party as part of a sale or other disposition of all or any part of such Subsidiary not prohibited by Section 10.3 hereof.

SECTION 10.3      Sale of All or Substantially All Assets.  Sell, lease, transfer or otherwise dispose of all or substantially all of its assets, in each case for the Borrower and its Subsidiaries taken as a whole, unless any such sale, lease, transfer or other disposition is made on an arms-length basis for fair consideration (as reasonably determined by the Borrower).

SECTION 10.4      Nature of Business.  Engage, together with its Subsidiaries, in any business as their principal lines of business, taken as a whole, other than the principal lines of business engaged in by the Borrower and its Subsidiaries, taken as a whole, on the date hereof and similar or related businesses.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1      Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Default in Payment of Principal of Loans.  The Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)           Other Payment Default.  The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of any Reimbursement Obligation or interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)           Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

(d)           Default in Performance of Certain Covenants.  The Borrower shall default in the performance or observance of any covenant or agreement contained in Section 7.1, 7.2, 7.4(a) or Article IX, and, in the case of a default in the performance or observance of any covenant or agreement contained in Article X, such default shall continue for a period of ten (10) Business Days.

(e)           Default in Performance of Other Covenants and Conditions.  The Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f)           Hedging Agreement.  The Borrower shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by the Borrower as a result thereof exceeds $100,000,000.

(g)           Indebtedness Cross-Default; Indebtedness Cross-Acceleration.  The Borrower shall (i)  fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Loans or any Reimbursement Obligations) the aggregate outstanding amount of which is in excess of $100,000,000 and such failure to pay shall continue for a period beyond the greater of (x) any period of grace provided with respect thereto and (y) a period of three (3) Business Days or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $100,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(h)           Change in Control.  Any Change in Control shall occur.

(i)           Voluntary Bankruptcy Proceeding.  The Borrower or any Material Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Material Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k)           Failure of Agreements.  Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower party thereto or any such Person shall so state in writing.

(l)           Termination Event.  The occurrence of any of the following events:  (i) an accumulated funding deficiency in excess of $100,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (ii) a Termination Event or (iii) Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $100,000,000.

(m)           Judgment.  A judgment or order for the payment of money which causes the aggregate amount, not covered by any indemnifications under the Merrill Lynch Merger Agreement or insurance (which such coverage has not been denied in writing), of all such judgments to exceed $100,000,000 in any Fiscal Year shall be entered against the Borrower by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of forty-five (45) consecutive days after the entry thereof.

SECTION 11.2      Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)           Acceleration; Termination of Facilities.  Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)           Letters of Credit.  With respect to all Letters of Credit with respect to which all or a portion of the face amount remains undrawn and outstanding at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c)           Rights of Collection.  Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 11.3      Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the

Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the  Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 11.4      Judgment Currency.  The obligation of the Borrower to make payments of the principal of and interest on the Loans and the obligation of the Borrower to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular currency expressed to be payable pursuant to the applicable Loan Document.  The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate for the Borrower as determined by the Administrative Agent to be available to it.  The obligation of the Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

SECTION 11.5     Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit commissions payable under Section 3.3(a)) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, letter of credit commissions payable under Section 3.3(a) and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

SECTION 11.6     Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 13.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII

THE ADMINISTRATIVE AGENT

SECTION 12.1      Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

SECTION 12.2      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 12.3      Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 13.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 12.4      Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.5      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 12.6      Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, that, in any such case (except when an Event of Default has occurred and is continuing) is reasonably satisfactory to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the

Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications (including the Borrower’s reasonable satisfaction, except when an Event of Default has occurred and is continuing) set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 12.7      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 12.8      No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 12.9      Resignation of Japanese Yen Lender.  Notwithstanding anything to the contrary contained herein, the Japanese Yen Lender may, upon thirty (30) days’ notice to the Borrower and the Administrative Agent, resign as the Japanese Yen Lender hereunder.  In the event of any such resignation, the Borrower shall be entitled to appoint from among the Lenders (or an Eligible Assignee) a successor Japanese Yen Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the Japanese Yen Lender.  The resigning Japanese Yen Lender shall retain all the rights of the Japanese Yen Lender provided for hereunder with respect to Japanese Yen Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Japanese Yen Loans pursuant to Section 2.2(b); provided that (A) no Revolving Credit Lender shall be required to accept such appointment as successor Japanese Yen Lender; (B) any successor Japanese Yen Lender shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); and (C) until a Revolving Credit Lender or Eligible Assignee shall have notified the Administrative Agent and the current Japanese Yen Lender in writing that it has agreed to act as a successor Japanese Yen Lender, the current Japanese Yen Lender shall continue as Japanese Yen Lender hereunder.  Upon the acceptance of any appointment as Japanese Yen Lender hereunder by a successor, such successor Japanese Yen Lender shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the Japanese Yen Lender, and the current Japanese Yen Lender shall be discharged from its duties and obligations in its capacity as Japanese Yen Lender without any other or further act or deed on the part of the current Japanese Yen Lender or any other Lender.

ARTICLE XIII

MISCELLANEOUS
SECTION 13.1      Notices.

(a)           Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages).  Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested; provided, that any notice given pursuant to Article XI shall be effective only if delivered by hand or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested.  A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)           Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	BlackRock, Inc. 40 East 52nd Street New York, NY 10022 Attention: Ann Marie Petach, Managing Director and Head of Business Finance Telephone No.: (212) 810-8386 Telecopy No.: (212) 810-8765

With copies to:	BlackRock, Inc. 40 East 52nd Street New York, NY 10022 Attention: Robert P. Connolly, Esquire, General Counsel Telephone No.: (212) 810-3743 Telecopy No.: (212) 810-3744

BlackRock, Inc. 40 East 52nd Street New York, NY 10022 Attention: Armando Gochuico, Director and Treasurer Telephone No.: (212) 810-5208 Telecopy No.: (212) 810-8765

If to Wachovia as Administrative Agent:
Wachovia Bank, National Association
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention:  Syndication Agency Services
Telephone No.:  (704) 374-2698
Telecopy No.:  (704) 383-0288

With copies to:	Wachovia Bank, National Association 301 South College Street Charlotte, North Carolina 28202-6000 Attention: Will Goley Telephone No.: (704) 383-8180 Telecopy No.: (704) 383-7611

If to any Lender:	To the address set forth on the Register

(c)           Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

SECTION 13.2      Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2) or the amount of Loans of any Lender without the written consent of such Lender;

(b)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (v) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default;

(d)           permit the Issuing Lender to issue any Letter of Credit that expires on a date later than the fifth (5th) Business Day prior to the Maturity Date without the written consent of each Revolving Credit Lender, unless cash-collateralized in a manner reasonably acceptable to the Issuing Lender;

(e)           change Section 4.4, 4.6 or 11.5 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h)           change the definitions of Alternative Currency or Permitted Currency without the written consent of each Revolving Credit Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Japanese Yen Lender in addition to the Lenders required above, affect the rights or duties of the Japanese Yen Lender under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

In addition, notwithstanding anything to the contrary contained herein, each Lender hereby authorizes the Administrative Agent on its behalf, and without its further consent, to enter into amendments to this Agreement and the other Loan Documents as the Administrative Agent may reasonably deem appropriate in order to effectuate any increase in the Aggregate Commitment pursuant to Section 2.7, including, without limitation, amendments to permit such increases in the Aggregate Commitment to share ratably in the benefits of this Agreement and the other Loan Documents and to include appropriately any Lenders under such increases in the Aggregate Commitment in any determination of the Required Lenders; provided that no such amendment shall adversely affect in any material respect the rights of any Lender, in each case, without the written consent of such Lender.

SECTION 13.3      Expenses; Indemnity.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or the Issuing Lender) in connection with the enforcement or protection of the rights of the Administrative Agent, the Issuing Lender and/or the other Lenders (A) in connection with this Agreement and the other Loan Documents, including their respective rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, or (iv) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys’ and consultants’ fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 13.4      Right of Setoff.

(a)           If an Event of Default under Section 11.1(a), (b), (i) or (j) shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           Any amount to be set-off pursuant to Section 13.4(a) shall be denominated in Dollars and any amount denominated in an Alternative Currency shall be in an amount equal to the Dollar Amount of such amount at the most favorable spot exchange rate for the Borrower as determined by the Administrative Agent to be available to it; provided that if at the time of any such determination no such spot exchange rate can reasonably be determined, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, any such determination to be conclusive absent manifest error.

(c)           Each Lender and any assignee of such Lender in accordance with Section 13.10 are hereby authorized by the Borrower to combine currencies, as deemed necessary by such Person, in order to effect any set-off pursuant to Section 13.4(a).

SECTION 13.5      Governing Law.

(a)           Governing Law.  This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York, including Section 5-1401 and 5-1402 of the General Obligation Law of the State of New York, without reference to any other conflicts or choice of law principles thereof.

(b)           Submission to Jurisdiction.  The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York, New York and of the United States District Court sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 13.6     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 13.7      Reversal of Payments.  To the extent the Borrower makes any payment to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Administrative Agent.

SECTION 13.8       Injunctive Relief; Punitive Damages.

(a)           The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)           The Administrative Agent, the Lenders and the Borrower hereby agree that no such Person shall have a remedy of special, indirect, punitive or consequential damages against any other party to a Loan Document and each such Person hereby waives any right or claim to special, indirect, punitive or consequential damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 13.9      Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required

Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 13.10    Successors and Assigns; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)           any assignment must be approved (such approval not to be unreasonably withheld) by the Administrative Agent, the Swingline Lender and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Commitment or an Affiliate thereof (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to the acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.10, 4.11, 4.12, 4.13 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina (or such other office notified to the Lenders and the Borrower), a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the first proviso to Section 13.2 that directly affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.10, 4.11, 4.12 and 4.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  No Participant shall be entitled to the benefits of Section 13.4.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 4.12 and 4.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.13(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 13.11    Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or

(j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates.  For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries, the Excluded Subsidiaries, the Existing Shareholders or any of their respective Affiliates or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 13.12    Performance of Duties.  The Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

SECTION 13.13    All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 13.14    Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15    Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 13.16    Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.17    Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 13.18    Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 13.19    Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 13.20    Advice of Counsel, No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 13.21    USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

SECTION 13.22    Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)           In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that, other than for purposes of Article XI, any provision of the other Loan Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent, any Issuing Bank or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)           The Borrower expressly acknowledges and agrees that each covenant contained in Article VIII, IX, or X hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VIII, IX, or X.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BLACKROCK, INC., as Borrower

By:	/s/ Ann Marie Petach
	Name:	Ann Marie Petach
	Title:	Managing Director and Head of Business Finance

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ William R. Goley
	Name:	William R. Goley
	Title:	Director

CITIBANK, N.A., as Lender

By:	/s/ Alex Duka
	Name:	Alex Duka
	Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as Japanese Yen Lender

By:	/s/ David A. Buck
	Name:	David A. Buck
	Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ William Wilson
	Name:	William Wilson
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Jeanne Horn
	Name:	Jeanne Horn
	Title:	Vice President

MORGAN STANLEY BANK, as Lender

By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory

UBS LOAN FINANCE LLC, as Lender

By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director Banking Product Services, US

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Product Services, US

ABN AMRO BANK N.V., as Lender

By:	/s/ Michael DeMarco
	Name:	Michael DeMarco
	Title:	Vice President

By:	/s/ Giovanni Falone
	Name:	Giovanni Falone
	Title:	Managing Director

BANK OF AMERICA N.A., as Lender

By:	/s/ Joshua Podietz
	Name:	Joshua Podietz
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Karl Studer
	Name:	Karl Studer
	Title:	Director

By:	/s/ Alain Schmid
	Name:	Alain Schmid
	Title:	Assistant Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Brett Hanmer
	Name:	Brett Hanmer
	Title:	Director

By:	/s/ Michael Campitos
	Name:	Michael Campitos
	Title:	Vice President

LEHMAN COMMERICIAL PAPER INC., as Lender

By:	/s/ Janine M. Shugan
	Name:	Janine M. Shugan
	Title:	Authorized Signatory

GREENWICH CAPITAL MARKETS, INC., as agent for THE ROYAL BANK OF SCOTLAND plc, as Lender

By:	/s/ Fergus Smail
	Name:	Fergus Smail
	Title:	Vice President

STREET STATE BANK AND TRUST COMPANY, as Lender

By:	/s/ Charles A. Garrity
	Name:	Charles A. Garrity
	Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ David A. Buck
	Name:	David A. Buck
	Title:	Senior Vice President